EXHIBIT 10.3

COMMERCIAL LEASE FORM

1. Parties. This Lease dated July 12, 1993, is made by and between The Richlar Partnership (herein called “Lessor”) and Digital Domain (a New York General Partnership) (herein called “Lessee”).

2. Premises. Lessor hereby leases to Lessee and Lessee leases from Lessor for the term, at the rental, and upon all of the conditions set forth herein, that certain premises situated in the County of Los Angeles, State of California, commonly known as 300 Rose Avenue and 320 Hampton Drive, Venice, California, consisting of four buildings totaling approximately 67,570 square feet and adjacent perking areas as shown on the attached plan (herein called “The Premises”). (See Addendum-Paragraph 22.)

3. Term.

3.1 Term. The term of this Lease shall be for ten (10) years commencing on January 1, 1994 and ending on December 31, 2003 unless sooner terminated pursuant to any provision hereof.

3.2 Delay In Commencement. Notwithstanding said commencement date, if for any reason Lessor cannot deliver possession of the Premises to Lessee on said date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Lessee hereunder or extend the term hereof, but in such case Lessee shall not be obligated to pay rent until possession of the Premises is tendered to Lessee. If Lessee occupies the Premises prior to said commencement date (any such occupancy to be only with Lessor's consent), such occupancy shall be subject to all provisions hereof, such occupancy shall not advance the termination date, and Lessee shall pay rent for such period at the initial monthly rates set forth below.

4. Rent. Lessee shall pay to Lessor rent for the Premises at an annual rate of $------------------- payable in equal monthly payments of $------------------- (See Addendum - Paragraph 17) in advance, on the first day of each month of the term hereof. Lessee shall pay Lessor upon execution hereof $67,500.00 as rent for January, 1994. Rent for any period during the term hereof which is for less than one month shall be a pro rata portion of the monthly installment. Rent shall be payable without deduction or offset in lawful money of the United States, to Lessor at the address stated herein or to such other persons or at such other places as Lessor may designate in writing.

4.1 Adjustments to Rent.

(a) Definitions.“Index” shall mean the Consumer Price Index for All Urban Consumers for the Los Angeles-Riverside-Anaheim Metropolitan Area: All Items (1982-84=100), issued by the Bureau of Labor Statistics of the United States Department of Labor. In the event the Index shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the Percentage Increase (defined below) shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics or any successor or substitute governmental entity or, if said Bureau (or any successor or substitute governmental entity) shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc. or, failing such publication, by any other nationally recognized publisher of similar statistical information. In the event the Index shall cease to be published, then, for the purposes of this Lease, there shall be substituted for the Index such other index as Lessor and Lessee shall agree upon, and, if they are unable to agree within ninety (90) days after the Index ceases to be published, such matter shall be determined in Los Angeles by arbitration in accordance with the rules of the American Arbitration Association.

“Base Index” (See Addendum-Paragraph 33.)

“Anniversary Month” shall mean December of each calendar year during the terms of the Options to Extend set forth in Paragraph 33 of the Addendum.

“Percentage Increase” shall mean the percentage equal to the fraction, the numerator of which shall be the Index in the Anniversary Month less the Base Index, and the denominator of which shall be the Base Index.

(b) Rental Adjustment. If the Index in an Anniversary Month shall exceed the Base Index, then the Rent payable for the ensuing calendar year, and thereafter until a new index comparative statement is sent to Lessee, shall be increased by an amount equal to the Percentage Increase multiplied by the Annual Rent set forth in the first sentence of Article 4. At any time after January 1st of the said ensuing calendar year, Lessor shall send Lessee an index comparative statement setting forth (a) the Index in the Anniversary Month preceding the date of the statement, (b) the Base Index, (c) the Percentage Increase, and (d) the increase in the Annual Rent. On the first day of the calendar month (“current month”) following the month in which the Index comparative statement was sent (i) Lessee shall pay to Lessor a sum equal to one-twelfth of said Increase in the Annual Rent multiplied by the number of calendar months of the Lease term then elapsed since said January 1st, and (ii) thereafter, commencing with the current month and continuing monthly thereafter until a different index comparative statement is sent to Lessee, the monthly installments of rent shall be increased by an amount equal to one-twelfth of said increase. In the event the last mentioned increased monthly installments of rent shall continue beyond the end of the calendar year for which such payments were payable, any necessary adjustment will be made when the next succeeding index comparative statement is sent to Lessee. In no event shall the rent computed for any Lease Year be less than the rent for any prior Lease Year.

5. Security Deposit. Lessee shall deposit with Lessor upon execution hereof $------------------- (See Addendum-Paragraph 25.) as security for Lessee's faithful performance of Lessee's obligation hereunder. If Lessee falls to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Lessor may use, apply or retain all or any portion of said deposit for the payment of any rent or any other charge in default beyond any applicable grace period or for the payment of any other sum which the Lessor may spend or become obligated to spend by reason of Lessee's default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. If Lessor so uses or applies all or any portion of said deposit, Lessee shall within ten (10) days after demand therefor deposit cash with Lessor in an amount sufficient to restore said deposit to the full amount hereinbefore stated and Lessee's failure to do so shall be material breach of this Lease. Lessor shall not be required to keep said deposit separate from its general accounts if Lessee performs all of Lessee's obligations hereunder as of the expiration of the Lease, said deposit, or so much thereof as has not been theretofore applied by Lessor, shall be returned, without payment of interest or other increment for its use, to Lessee (or, at Lessor's option, to the last assignee, if any, of Lessee's inheres hereunder) at the expiration of the term hereof, and after Lessee has vacated the Premises. No trust relationship is created herein between Lessor and Lessee with respect to said Security Deposit.

6. Use

6.1 Use. The Premises shell be used and occupied only for an entertainment, communications, computer applications and film production firm and related office and support functions and parking therefor and for no other purpose.

6.2 Compliance with Law. Lessee shall, at Lessee's expense, comply promptly with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and requirements in effect during the term or any part of the term hereof regulating the use by Lessee of the Premises. Lessee shall not use nor permit the use of the Premises in any manner that will tend to create waste or a nuisance or, if there shall be more than one tenant in the building containing the Premises, shall tend to disturb other tenants.

6.3 Condition of Premises. Lessee hereby accepts the Premises in their condition existing as of the date of the execution hereof, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Lessee acknowledges that neither Lessor nor Lessor’s agent has made any representation or warranty as to the suitability of the Premises for the conduct of Lessee s business.

7. Maintenance, Repairs and Alterations.

7.1 Lessee's Obligations. (See Addendum-Paragraphs 18, 19, and 28.) Lessee shall keep in good order, condition and repair the Premises and every part thereof, structural and nonstructural whether or not such portion of the Premises requiring repair, or the means of repairing the same are reasonable or readily accessible to Lessee and whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or age of such portion of the equipment within the Premises, fixtures, walls (interior and exterior), foundations, ceilings, roofs (interior and exterior), floors, windows, doors, plate glass and skylights located within the Premises, and all landscaping, driveways, parking lots, fences and signs located on the Premises and sidewalks and parkways adjacent to the Premises.

7.2 Surrender. On the last day of the term hereof, or on any sooner termination, Lessee shall surrender the Premises to Lessor in good condition and repair, broom clean, ordinary wear and tear and casualty excepted. Lessee shall repair any damage to the Premises occasioned by the installation and/or removal of Lessee's trade fixtures, furnishings and equipment pursuant to Paragraph 7.5(d), which repair shall include without limitation the patching and filling of holes and repair of structural damage. (See Addendum-Paragraph 28.)

7.3 Lessor's Rights. (See Addendum-Paragraphs 18 arid 19.) If Lessee fails to perform Lessee's obligations under this Paragraph 7, Lessor may at its option (but shall not be required to) enter upon the Premises, after ten (10) days' prior notice to Lessee, and put the same in good order, condition and repair, and the reasonable cost thereof together with interest thereon at the maximum rate permitted by law shall become due and shall be collectible as additional rental to Lessor together with Lessee's next rental Installment.

7.4 Lessor's Obligation. Except for the obligations of Lessor under Paragraph 9 (relating to destruction of the Premises) and under Paragraph 14 (relating to condemnation of the Premises), it is intended by the parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises nor the building located thereon nor the equipment therein, whether structured or non-structural, all of which obligations are Intended to be those of Lessee under Paragraph 7.1 hereof. Lessee expressly waives the benefit of any statute now or hereinafter in effect which would otherwise afford Lessee the right to make repairs at Lessor's expense or to terminate this Lease because of Lessor's failure to keep the Premises in good order, condition and repair.

7.5 Alterations and Additions. (See Addendum-Paragraph 28.)

(a) Lessor may require Lessee to provide Lessor, at Lessee's sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such improvements, to insure Lessor against any liability for mechanic's and materialmen's liens and to insure completion of the work. Should Lessee make any alterations, improvements, additions or Utility Installations without the prior approval of Lessor, Lessor may require that Lessee remove any or all of the same.

(b) Deleted.

(c) Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use in the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or any interest therein. Lessee shall give Lessor not less than ten (10) days' notice prior to the commencement of any work In the Premises, and Lessor shall have the right to post notices of non-responsibility in or on the Premises as provided by law. Lessee shall discharge, by bond or otherwise, within ten (10) days after the filing thereof, any mechanic's lien filed against the Premises for work claimed to have been done for, or materials claimed to have been furnished to, Lessee. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend itself and Lessor against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Premises, upon condition that Lessor may require Lessee to furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to such contested lien, claim or demand indemnifying Lessor against liability for the same and holding the Premises free from the effect of such a lien or claim. In addition, Lessor may require Lessee to pay Lessor's attorneys' fees and costs in participating in such an action if Lessor shall decide it is to its best interest to do so.

(d) Unless Lessor requires their removal, as set forth in Paragraph 7.5(a), all alterations, improvements, additions and Utility Installations (whether or not such Utility Installations constitute trade fixtures of Lessee), which may be made on the Premises, shall become the property of Lessor and remain upon and be surrendered with the Premises at the expiration of the term. Notwithstanding the provisions of this Paragraph 7.5(d), Lessee's machinery and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises, shall remain the property of Lessee and may be removed by Lessee subject to the provisions of Paragraph 7.2. (See Addendum-Paragraph 28.)

7.6 Lessor's Option. (See Addendum-Paragraph 36.) Upon reasonable advance notice and notwithstanding anything to the contrary contained herein and in addition to the rights provided Lessor in Paragraph 7.3, Lessor may at its option (but shall not be required to) enter upon the Premises at any time during the term hereof and perform any maintenance, repairs or alterations which Lessor is entitled to perform under the terms of the Lease, and Lessee shall pay Lessor Lessee's share of the cost of any such maintenance, repairs or alterations, as such share shall be equitably determined by Lessor, promptly upon Lessor's billing Lessee therefor. Lessor's reasonable determination thereof, in good faith, shall be conclusive. Lessor agrees to perform any such work in a manner which reasonably minimizes disruption to Lessee's business activities.

8. Insurance and Indemnity. (See Addendum-Paragraph 24.)

8.1 Insuring Party. As used in this Paragraph 8, the term “insuring party” shall mean Lessor. Lessee shall reimburse Lessor for the cost of the insurance obtained in monthly installments as additional rent hereunder in accordance with the provisions of Paragraph 16.24. If the Premises is a part of a larger building or group of buildings and is not separately insured, Lessee's liability shall be an equitable proportion of the insurance costs for all of the insured property, such equitable proportion to be reasonably determined by Lessor in a manner reasonably satisfactory to Lessee.

8.2 Liability Insurance. Lessee, at its sole cost and expense, shall maintain during the term hereof comprehensive (commercial) general liability insurance on an “occurrence basis” against claims for “personal injury”, including without limitation bodily injury, death and/or damage, occurring upon, in or about the Premises in a combined single limit or not less than $1,000,000 per occurrence and with policy aggregate limit of no less than $2,000,000 (or such higher amounts thereof as may be reasonably requested by Lessor not to exceed a policy aggregate limit of $5,000,000 from time to time during this Lease). Said insurance shall name Lessor as an additional insured; shall be written by companies and in form satisfactory to Lessor (which companies shall be authorized to do business in California); shall apply primary to any other comparable liability coverage; and shall contain an endorsement requiring thirty (30) days' prior written notice sent by certified or registered mail, return receipt requested, to Lessor at the address set forth below, or such other address as may be provided to any such insurer by Lessor, before cancellation thereof or change in the coverage, scope or amount of such policy or policies. Lessee shall provide Lessor with a Certificate of Insurance as evidence of such Insurance within twenty (20) days of the date of this Lease. In the event Lessee fails to obtain such insurance as provided in this Lease, Lessor may obtain any such insurance, and the cost thereof shall be paid by Lessee as additional rent with the first payment of rent which is due subsequent to Lessor's incurring such cost, and Lessor shall have all remedies to collect the same as rent in the Lease provided, and/or as otherwise provided by law for the collection of rent. The policy shall contain “cross-liability” or “separation of insureds” coverage and shall insure performance by Lessee of the indemnity provisions of this Paragraph 8. The limits of said Insurance shall not, however, limit the liability of Lessee hereunder. In the event that the Premises constitutes a part of a larger property, said insurance shall have a Lessor's Protective Liability endorsement attached thereto.
Deleted.

8.3 Property Insurance.

(a) The insuring party shall obtain and keep in force during the term of this lease a policy or policies of insurance covering loss or damage to the Premises, in the amount of the full replacement value thereof, as the same may exist from time to time, which replacement value is now $4,000,000.00, against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and, at Lessor's option, earthquake. Said insurance shall provide for payment of loss thereunder to lessor or to the holders of mortgages or deeds of trust on the Premises. The insuring party shall, in addition, obtain and keep in force during the term of this Lease a policy of rental income insurance covering a period of twelve (12) months, with loss payable to Lessor, which Insurance shall also cover all real estate taxes and insurance costs for said period. If such insurance coverage has a deductible clause, Lessee shall be liable for the deductible amount.

(b) If the Premises are part of a larger building, or if the Premises are part of a group of buildings owned by Lessor which are adjacent to the Premises, then Lessee shall pay for any increase in the property Insurance of such other building or buildings if said increase is caused by Lessee's acts, omissions, use or occupancy of the Premises.

(c) Lessee shall not do or permit to be done anything which shall invalidate the insurance policies referred to in Paragraph 8.3. If Lessee does or permits to be done anything which shall Increase the cost of the insurance policies referred to in Paragraph 8.3, then Lessee shall forthwith upon Lessor's demand reimburse Lessor for any additional premiums attributable to any act or omission or operation of Lessee causing such increase in the cost of insurance.

8.4 Waiver of Subrogation. Lessee and Lessor each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. The insuring party shall, if possible, in obtaining the policies of insurance required hereunder, obtain policies which permit such waver.

8.5 Indemnity. Lessee shall indemnify and hold harmless Lessor from and against any and all claims arising out of any alleged defective or unsafe condition of the Premises and from Lessee's use of the Premises, or from the conduct of Lessee's business or from any activity, work or things done, permitted or suffered by Lessee in or about the Premises or elsewhere unless due to the willful acts or gross negligence of Lessor, its employees, agents or contractors and shall further indemnify and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease, or arising from willful acts or gross negligence of Lessee, or any of Lessee's agents, contractors, or employees, and from and against all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Lessor by reason of any such claim, Lessee upon notice from Lessor shall defend the same at Lessee's expense by counsel satisfactory to Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property or injury to persons in, upon, or about the Premises arising from any cause and Lessee hereby waives all claims in respect thereof against Lessor.

8.6 Exemption of Lessor from Liability. Unless due to the willful acts or gross negligence of Lessor, its employees, agents or contractors, Lessor shall not be liable for injury to Lessee's business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Lessee, Lessee's employees, invitees, customers, agents, contractors, or any other person in or about the Premises, nor shall Lessor be liable for injury to the person of Lessee, Lessee's employees, invitees, customers, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said damage or injury results from conditions arising upon the Premises or upon other portions of the building of which the Premises is a part, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Lessee. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the building in which the Premises is located.

9. Damage or Destruction

9.1 If the Premises shall be partially damaged by fire of other cause, then the Premises shall be repaired by and at the expense of Lessor and the rent, until such repairs shall be made, shall be apportioned according to the part of the Premises which is usable by Lessee. No penalty shall accrue for reasonable delay which may arise by reason of adjustment of fire insurance on the part of Lessor or Lessee, for reasonable delay on account of “labor troubles”, or any other cause beyond Lessor’s control. If (i) the Premises are totally damaged or are rendered wholly untenantable, (ii) the Premises are totally or partially damaged by uninsured fire or other uninsured cause, or (iii) the Premises shall be so damaged that Lessor shall decide to demolish the entire Premises, then within ninety (90) days after the occurrence of the event or damage or destruction Lessor may elect, by written notice to Lessee, to terminate this Lease. In such event, the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Lessee shall vacate the Premises and surrender the same to the repair of the Premises, to substantially their condition immediately prior to the even tof damage or destruction; and rent shall be apportioned according to the part of the Premises which is usable by Lessee, until such restoration or rebuilding is complete. Notwithstanding anything to the contrary contained herein, if Lessor notifies Lessee of Lessor’s election to terminate this Lease pursuant to the foregoing, then for a period of ten (10) days following Lessee’s receipt of written notice of such election, Lessee may elect, by written notice to Lessor, at Lessee’s own cost and expense, to restore or rebuild the Premises to substantially their condition immediately prior to the event of damage or destruction, in which event: (i) this Lease shall continue thereafter in full force and effect, as if Lessor’s election to terminate had never been made; (ii) Lessee shall diligently cause the Premises to be restored or rebuilt in accordance with the foregoing; and (iii) rent shall be apportioned according to the part of the Premises which is usable by Lessee until such restoration or rebuilding is complete, to the extent of rental loss insurance available to Lessor.

Notwithstanding anything to the contrary contained herein, in the event that Lessor does not or may not elect to terminate this Lease pursuant to the terms of this Paragraph 9.1, then within sixty (60) following the occurrence of any event of damage or destruction to the Premises, Lessor shall provide Lessee with written notice, prepared by a licensed California contractor, reasonably estimating the period of time which will be required to repair or rebuild the Premises to substantially the condition in which they existed immediately prior to such damage or destruction. If such reparation or rebuilding is not reasonable estimated to be complete within two hundred forty (240) days following the occurrence of such damage or destruction, then Lessee may elect by written notice to Lessor with ten (10) business days of Lessor’s notice to terminate this Lease in which event: (i) the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and (ii) Lessee shall vacate the Premises and surrender the same to Lessor.

No penalty shall accrue for reasonable delay which may arise by reason of adjustment of fire insurance on part of Lessor or Lessee, for reasonable delay on account of “labor troubles”, or any other cause beyond the control of Lessor or Lessee.

9.2 Damage Near End of Term. If the Premises are partially destroyed or damaged during the last six (6) months of the term of this Lease, either party hereto may at its option cancel and terminate this Lease as of the date of occurrence of such damage by giving notice to the other party of its election to do so within thirty (30) days after the date of occurrence of such damage.

9.3 Termination - Advance Payments. Upon termination of this Lease pursuant to this Paragraph 9, an equitable adjustment shall be made concerning advance rent and any advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee’s security deposit as has not theretofore been applied by Lessor.

9.4 Waiver. Lessee waives the provisions of California Civil Code Sections 1932(2) and 1933(4) which relate to termination of leases when the thing leased is destroyed and all rights under any law in existence during the term of this Lease authorizing a tenant to make repairs at the expense of a landlord or to terminate a lease on complete or partial destruction of the leased premises, and agrees that any such event shall be governed by the terms of this Lease.

10. Real Property Taxes. (See Addendum-Paragraph 20.)

10.1 Payment of Taxes. Lessee shall pay to Lessor in monthly installments, as additional rent, Lessee’s share of the real property taxes applicable to the Premises in accordance with the Provisions of Paragraph 16.24.

10.2 Definition of “Real Property” Tax. As used herein, the term “real property tax” shall include any form of assessment, license fee, commercial rental tax, levy, penalty, or tax (other than inheritance or estate tax or State or Federal income tax of Lessor), imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof, as against any legal or equitable interest of Lessor in the Premises or in the real property of which the Premises are a part, as against Lessor’s right to rent or other income therefrom, or as against Lessor’s business of leasing the Premises or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property tax, or any additional tax the nature of which was previously included within the definition of real property tax. Any surcharge or regulatory fee imposed by any governmental entity with reference to parking applicable to the Premises shall also be included within the term “real property tax.”

10.3 Proration of Taxes. If the Premises are not separately assessed, Lessee’s liability shall be an equitable proportion of the real property taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonable available. Lessor’s reasonable determination thereof shall be reasonably acceptable to Lessee.

10.4 Personal Property Taxes.

(a) Lessee shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee, shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.

(b) If any of Lessee’s said personal property shall be assessed with Lessor’s real property, lessee shall pay Lessor the taxes attributable to lessee in accordance with the provisions of Paragraph 16.24.

11. Utilities.
Lessee shall pay for all water, gas heat, light, power, telephone and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion to be determined by Lessor of all charges jointly metered with other premises.

12. Assignment, Mortgage and Subletting. (See Addendum-Paragraph 27.)

12.1 Lessor’s Consent. Neither Lessee, nor Lessee’s legal representatives, successors or assigns, shall assign, mortgage or encumber this Lease, or sublet, or use or occupy or permit the Premises or any part thereof to be used or occupied by others, without the prior consent of Lessor and the payment shall be voidable at the option of Lessor and, at the further option of Lessor, shall terminate this Lease subject to the provisions of Paragraph 13 “Defaults; Remedies”. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by any party other than Lessee, Lessor may, after default by Lessee, collect rent from the assignee, subtenant of occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant or the acceptance of the assignee or the subtenant form obtaining the express consent of Lessor to any further assignment or subletting or to release lessee from any liability, whether past, present or future, under this Lease or to release Lessee from any liability under this Lease because of Lessor’s failure to give notice of default under or in respect of any of the terms, covenants, conditions, provisions or agreements of this lease. Notwithstanding the consent of Lessor to such assignment or subletting, Lessee shall remain liable for the payment of all bills rendered by Lessor for the charges incurred by the assignee or subtenant for services and materials supplied to the Premises. A transfer of control of Lessee shall be deemed an assignment under this Lease and shall be subject to all provisions of this Article, including but not limited to the requirement of obtaining Lessor’s prior consent, unless Lessee at the time of the proposed transfer is then a publicly held corporation freely traded on a major stock exchange.

Notwithstanding any contrary provisions of the immediately preceding provisions of this Paragraph 12.1, but subject to the provisions of Subparagraph 12.2(b), Lessee may assign this Lease or sublet the Premises or any portion thereof upon the following express conditions:

(1) that the proposed assignee or subtenant shall be subject to the prior consent of Lessor, which consent will not be unreasonably withheld or delayed more than ten (10) business days after Lessor’s receipt of all information required from Lessee but, without limiting the generality of the foregoing, it shall be reasonable for Lessor to deny such consent if:

(a) the use to be made of the Premises by the proposed assignee or subtenant is a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect) or a use which would impose any additional burden upon Lessor in the operation of the Building; however, Lessor shall not unreasonably withhold its consent to a use differing from those set forth in Paragraph 6.1 of this Lease; or

(b) the character, moral stability, reputation and financial responsibility of the proposed assignee or subtenant are not reasonably satisfactory to Lessor or in any event not at least equal to those which were possessed by Lessee as a date of execution of this Lease;

(2) that Lessee shall reimburse Lessor for all reasonable costs incurred by Lessor in connection with such assignment or subletting including without limitation all attorneys’ fees applicable thereto;

(3) that the proposed assignee or subtenant shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease;

(4) that an executed duplicate original of said assignment and sublease, as the case may be, on Lessor’s then standard form, shall be delivered to Lessor within five (5) days after the execution thereof, and that such assignment or subletting shall not be binding upon Lessor until the delivery thereof to Lessor; and

(5) that Lessee shall pay to Lessor, as additional rent, one-half (1/2) of any consideration given to Lessee by the proposed assignee or subtenant for or in connection with such assignment or subletting. Lessor and Lessee have each given full consideration to the possibility that the rental value of the Premises may appreciate during the term of the Lease. In such regard, Lessor and Lessee have expressly allocated the possibility of such rental value increase as part of their negotiations of this Lease. Lessor and Lessee freely negotiated all of the terms and conditions of this Lease, including but not limited to, the possibility that this Lease may be terminated by Lessor pursuant to this Paragraph 12. Lessor and Lessee expressly thus agree that any such rental increase value is not an element of value or property right granted to Lessee, and that Lessor retains all rights thereto, including, but not limited to, the termination and allocation rights herein and set forth.

12.2 Procedure.

(a) At least thirty (30) days prior to any proposed subletting or assignment or mortgage, Lessee shall submit to Lessor a statement containing the name and address for the proposed subtenant or assignee or mortgagee and all of the principal terms and conditions of the proposed subletting or assignment or mortgage included, but not limited to, in the event of a subletting the proposed commencement and expiration dates of the term thereof. If the proposed sublet area shall not constitute the entire Premises, such statement shall be accompanied by a floor plan delineating the proposed sublet area. Lessor shall have a reasonable amount of time but in no event less than the (10) business days from the receipt of any such notice to consent, decline to consent to make one of the elections provided in Subparagraph (b) below.

(b) In lieu of consenting or not consenting, Lessor may, at its option (i) terminate this Lease in its entirety if Lessee submits a written request for an assignment of subletting, for substantially the entire remaining term of the Lease, of the Premises in its entirety, (ii) elect to enter into a lease directly with the proposed assignee or with the proposed subtenant as to that portion of the Premises which Lessee has proposed to sublet, (iii) terminate this lease as to that portion of the Premises which Lessee had proposed to sublet, or (iv) elect, where the rental charged in the sublease exceed the pro rata portion of the rental for such space charged in this Lease, to receive from Lessee monthly, as additional rent, one-half (1/2) of the excess of the rental charged in the sublease, over the rental charged in this Lease for the subleased space, after deducting from such one-half of the excess the amounts, if any, which Lessee has reimbursed Lessor pursuant to paragraph 12.1(2), Lessor’s termination rights under this subparagraph shall be exercisable only in the case of (i) a sublease or assignment occurring with the last two (2) years of the Lease Term or (ii) a sublease or assignment of more than fifty percent (50%) of the floor area of the buildings comprising the Premises.

12.3 Bankruptcy.

(a) If Lessee shall file a petition for voluntary bankruptcy or reorganization under any provision of the Bankruptcy Code as then in effect, or if Lessee be adjudicated a bankrupt in involuntary bankruptcy proceedings and such adjudication shall not have been vacated within ninety (90) days from the date thereof, or a receiver or trustee be appointed of Lessee’s property in any involuntary proceeding and the order appointing such receiver or trustee be not set aside or vacated within ninety (90) days after the entry thereof, or if Lessee shall assign Lessee’s estate or effects for the benefit of creditors, or if Lessee becomes insolvent, or if this Lease shall otherwise by operation of law devolve or pass to any person or persons other than Lessee, then and in any such events Lessor may, at its option, with or without notice of such election and with or without entry or action by Lessor, forthwith terminate this lease, and notwithstanding any other provisions of this lease, Lessor, in addition to any and all rights and remedies allowed by law or equity, shall upon such termination be entitled to recover damaged in an amount equal to the then present value of the rent reserved in this lease for the entire residue of the stated term hereof, less the fair rental value of the Premises for the residue of the stated term hereof, and neither Lessee nor any person claiming through or under Lessee or by virtue of any statute or order of any court shall be entitled to possession of the Premises but shall forthwith quit and surrender the Premises to Lessor.

(b) Without limiting any of the foregoing provisions of this Paragraph, if pursuant to the Bankruptcy Reform Act of 1978 Lessee is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, Lessee agrees that adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one year’s rent reserved hereby plus an amount equal to additional rent under Paragraph 4.1 hereof for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Lessor in accordance with paragraph 5 for the balance of the term, without interest, as security for the full performance of all of the obligations under this Lease on Lessee’s part to be performed.

12.4 Identification of Lessee

(a) If more than one person executes this Lease as Lessee, (i) each of them shall be jointly and severally liable for the keeping, observing and performing of all the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Lessee, and (ii) the term “Lessee as used in this Lease shall mean and include each of them jointly and severally and the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to tenancy of this Lease, including, but not limited to any renewal, extension, expiration, termination or modification of this Lease as Lessee shall have the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

(b) If Lessee is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Lessee’s interest in this lease shall be assigned to a partnership 9or to two or more persons individually and as co-partners of a partnership) pursuant to Paragraph 12.2 hereof (any such partnership and such persons are referred to in this Subparagraph as Partnership Tenant): (i) the liability of each of the parties comprising Partnership Tenant shall be joint and several, and (ii) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written to Lessor, any notices, demands, request or other communications which may hereafter be given by Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties, and (iv) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all the terms, covenants and conditions of this Lease on Lessee’s part to be observed and performed, and (v) Partnership Tenant shall give prompt notice to Lessor of the admission of any such new partners, and, upon demand of Lessor, shall cause each such new partner to execute and deliver to Lessor an agreement in form satisfactory to Lessor, wherein each new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Lessee’s part to be observed and performed, but neither Lessor’s failure to request to any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Lessor shall vitiate the provisions of this Subparagraph. Notwithstanding the foregoing, the individual shareholders, officers and directors of the partnership corporations shall not be personally liable hereunder.

13. Defaults; Remedies.

13.1 Defaults. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

(a) The vacating or abandonment of the Premises by Lessee for three (3) consecutive months.

(b) The failure by Lessee to make any payment of rent of any other payment required to be made by Lessee hereunder, as and when due after three (3) days’ notice having been given by Lessor to Lessee.

(c) The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in paragraph (b) above, where such failure shall continue for a period of thirty (30) days after written notice hereof from Lessor to Lessee; provided, however, that if the nature of Lessee’s default is such that more than thirty (30) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commenced such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion.

(d)(i) The making by Lessee of any general assignment or general arrangement for the benefit of creditors; (ii) the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee, the same is dismissed within ninety (90) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within ninety (90) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within ninety (90) days.

(e) The discovery by Lessor that any financial statement given to Lessor by Lessee, an assignee of Lessee, any subtenant of lessee, any successor in interest of Lessee of any guarantor of Lessee’s obligations hereunder, and any of them, was materially false.

(f) The removal by Lessee of substantially all of Lessee’s furniture from the Premises for three (3) consecutive months.

(g) The failure by Lessee to move into or take possession of the Premises within fifteen (15) days after the commencement of the term of this Lease.

(h) Deleted.

(i) Deleted.

(j) Any default by Lessee with respect to any other lease between (i) Lessor and Lessee, or (ii) any parent company or subsidiary company or affiliate or agent of Lessor and Lessee.

(k) The assignment or other transfer by Lessee of substantially all of the assets used in connection with the business conducted in the Premises.

13.2 Remedies. In the event of any such material default or breach by Lessee, Lessor may at any time thereafter, with or without notice or demand and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default or breach:

(a) Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the premises to Lessor.

(b) Maintain Lessee’s right to possession in which case this Lease shall continue in effect whether or not Lessee shall have abandoned the Premises. In such event Lessor shall be entitled to enforce all of Lessor’s rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder. Lessor shall not be deemed to have elected to terminate unless Lessor gives Lessee notice of such election to terminate, and in no event shall Lessor’s acts of maintenance or preservation of the Premises, efforts to relet the Premises, or obtaining the appointment of a receiver to protect the interest of Lessor under this Lease be deemed to constitute such termination.

(c) Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the State in which the Premises are located.

(d) In the event Lessor elects to terminate this Lease and Lessee’s right to possession in accordance with this Paragraph, or the same are terminated by operation of law, Lessor may recover as damages from Lessee the following:

(i) The worth at the time of award of the unpaid rental (including but not limited to any additional rent payable under Paragraph 4.1 hereof even if determined at a later date) and other sums due hereunder which had been earned at the time of the termination of this Lease; and (ii) The worth at the time of award of the amount by which the unpaid rental (including but not limited to any additional rent payable under Paragraph 4.1 hereof) and the other sums due hereunder which would have been earned after the date of termination of this Lease until the time of award exceeds the amount of such loss of rental and other sums due that Lessee proves could have been reasonably avoided; and (iii) The worth at the time of the award of the amount by which the unpaid rental (including but not limited to any additional rent payable under Paragraph 4.1 hereof) and other sums due hereunder for the balance of the term after the time of award exceeds the amount of the loss of such rental and other sums that Lessee proves could be reasonably avoided; and (iv) Any other amount, including attorneys’ fees and court costs, necessary to compensate Lessor for all detriment proximately caused by Lessee’s act of default or which in the ordinary course of things would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (i) and (ii) above, is computed by allowing interest at the maximum rate allowed by law. The “worth at the time of award” of the amount referred to in (iii) above, is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent.

13.3 Late Charges. Lessee hereby acknowledges that late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Lessee shall not be received by Lessor or Lessor’s designee within ten (10) days after such amount shall be due, Lessee shall pay to Lessor a late charge equal to 6% of such overdue amount. The parties hereby agree that such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder. If the payment of rent is received late for two consecutive months or more than four times within any twelve month period, then, upon notice to Lessee by Lessor, rent for the balance of the Lease term shall be payable quarterly, in advance.

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the improvements on the Premises, or more than 25% of the land area of the Premises which is not occupied by any improvements, is taken by condemnation, Lessor or Lessee may, at either party’s option, to be exercised in writing only within ten (10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date of the condemning authority takes possession. If neither party terminates this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent shall be reduced in proportion that the floor area taken bears to the total floor area of the building situated on the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages. In the event that this Lease is not terminated by reason of such condemnation, Lessor shall, to the extent of severance damages received by Lessor in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Lessee has been reimbursed therefore by the condemning authority. Lessee shall pay any amount in excess of such severance damages required to complete such repair.

15. Brokers. In connection with this Lease, Lessee and Lessor warrant and represent to each other that neither has had dealings with any broker or finder other than Beitler Commercial Realty Services and Transaction Financial Corporation (both of whom represent Lessee only and which commission shall be paid by Lessor) and that each knows of no person who is or might be entitled to a commission, finder’s fee or other like payment in connection herewith and do hereby indemnify and agree to hold each other harmless from and against any and all loss, liability and expense that the other may incur should such warranty and representation prove incorrect.

16. General Provisions.

16.1 Estoppel Certificate.

(a) Lessee shall, each time and from time to time upon receipt of request therefor from Lessor, within five (5) business days after receipt of such request, execute, acknowledge and deliver to Lessor a statement in writing addressed to Lessor or its designee: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease as so modified is in full force and effect), (ii) setting forth the dates to which the rental and other charges are paid (and if any amounts are paid in advance so stating), and (iii) acknowledging that there are not any uncured defaults on the part of the Lessor or Lessee (or if any defaults are claimed, specifying the same). Such statement as given by Lessee (or Lessor pursuant to subparagraph (b) hereof) may be relied upon by a prospective purchaser or encumbrancer of the real property or any part thereof of which the Premises are a part. Lessor shall also agree to provide, upon request by Lessee, and within five (5) days of request, the same information as described in 16.1(a)(i), (ii) and (iii).

(b) The failure or refusal of Lessee to deliver the statement(s) as requested by Lessor pursuant to subparagraph (a) hereof within the time provided shall, at the option of Lessor, constitutes a default under this lease, and in the event of any such failure or refusal, Lessee shall be conclusively bound by any statement of such import given by Lessor.

(c) If Lessor desires to finance or refinance the Premises, or any part thereof, and from time to time during the term of this Lease, at the sole discretion of Lessor, Lessee hereby agrees to deliver to any lender designated by Lessor such financial statements and tax returns of Lessee as may be reasonably requested by Lessor. Such statements shall include the past three years’ financial statements of Lessee or such shorter period based on the time Lessee has been in existence. All such financial statements shall be receive in confidence and shall be used only for the purposes herein set forth.

16.2 Lessor’s Liability. The term “Lessor” as used herein shall mean only the owner or owners at the time in question of the fee title or a lessee’s interest in a ground lease of the Premises. In the event of any transfer of such title or interest, Lessor herein named (and in case of any subsequent transfers the then grantor) shall be relieved from and after the date of such transfer of all liability as respects Lessor’s obligations thereafter to be performed, provided that any funds in the hands of Lessor or the then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor’s successors and assigns, only during their respective periods of ownership. Lessee agrees to look solely for the collection of a judgment (or other judicial process) requiring the payment of money by Lessor in the even of any default by Lessor hereunder, and no other property or assets of Lessor or of any of the partners of Lessor shall be subject to levy, execution or other enforcement procedure for the satisfaction of Lessee’s remedies under or with respect to this Lease, the relationship of Lessor and Lessee hereunder shall not be affected or impaired because Lessor is unable to fulfill any of its obligations hereunder or is delayed in doing so if such inability or delay is caused by reason of strike or labor troubles or any other cause beyond the reasonable control of Lessor.

16.3 Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

16.4 Interest on Past-due Obligations. Except as expressly herein provided to the contrary, any amount due Lessor not paid when due shall bear interest at the maximum rate allowed by law from the date due. Payment of such interest shall not excuse or cure any default by Lessee under this Lease, provided, however, that interest shall not be payable on late charges incurred by Lessee nor on any amounts upon which late charges are paid by Lessee.

16.5 Time of Essence. Time is of the essence as to Lessee’s obligations hereunder.

16.6 Captions. Article and paragraph captions are for convenience only and shall not be referred to for the purpose of limiting and construing this Lease in any way.

16.7 Incorporation of Prior Agreements; Amendments. This Lease contains all agreements of the parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Lessee hereby acknowledges that neither the real estate brokers listed in Paragraph 15 hereof nor any cooperating broker on this transaction nor the Lessor or any employees or agents of any of said persons has made any oral or written warranties or representations toe Lessee relative to the condition or use by Lessee of the Premises, or the costs of operating or the taxes with respect to said Premises and Lessee acknowledges that Lessee assumes all responsibility regarding the Occupation Safety Health Act or the legal use or adaptability of the Premises and the compliance thereof to all applicable laws and regulations enforced during the term of this Lease except as otherwise specifically stated in this Lease. This Lease may be modified in writing only, signed by the parties in interest et the time of the modification.

16.8 Notices. Except as otherwise in this Lease provided, any notice, consent, approval, demand, statement, bill, or other communication which Lessor may desire or be required to give to Lessee, shall be deemed sufficiently given or rendered if, in writing, delivered Lessee personally to the Chief Executive Officer or Chief Financial Officer of Lessee or sent by registered or certified mail addressed to Lessee at the Premises or at the address set forth below, and at the time of the rendition of such bill or statement and of the giving of such notice, consent, approval, demand or communication shall be deemed to be the time when he same is delivered to Lessee, mailed, or left at the Premises as herein provided. Any notice, request demand or communication by Lessee to Lessor must be served by registered or certified mail addressed to Lessor. at the address set forth below, or at such other address as Lessor shall designate by notice given a herein provided, and the time of giving such notice, request, demand or communication shall be deemed to be the time when the same is mailed as herein provided.

16.9 Waivers. No waiver by Lessor of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breech by Lessee if the same or any other provision. Lessor's consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Lessor's consent to or approval of any subsequent act by Lessee. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach at the time of acceptance of such rent. No payment by Lessee or receipt by Lessor of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

16.10 Recording. Lessee shall not record this Lease or a short form memorandum thereof without Lessor's prior consent and any such recordation without Lessor's prior consent shall, at the option of Lessor, constitute a non-curable default of Lessee hereunder. Lessee and Lessor shall execute and acknowledge a short form memorandum of this Lease for recording purposes in form and content acceptable to both parties.

16.11 Holding Over. If Lessee remains in possession of the Premises or any part thereof after the expiration of the term hereof without the express consent of Lessor, such occupancy shall be a tenancy from month-to-month at a rental equal to one and one-half (1 1/2) the amount of the last monthly rental plus all other charges payable hereunder, and upon all the terms hereof applicable to a month-to-month tenancy.

16.12 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies it law or in equity.

16.13 Covenants and Conditions. Each provision of this Lease performable by Lessee shall be deemed both a covenant and a condition.

16.14 Binding Effect; Choice of Law. Subject to any provisions hereof restricting assignment, encumbrancing or subletting by Lessee and subject to the provisions of Paragraph 16.2, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State in which the Premises are located.

16.15 Subordination. (See Addendum-Paragraph 30.)
(a) This Lease, at Lessor's option, shall be subordinate or superior to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises is a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof.
(b)Lessee agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, provided Lessor shall furnish Lessee with a reasonably acceptable non-disturbance agreement.

16.16 Attorneys' Fees. (See Addendum-Paragraph 38.)
(a) In the event that Lessor should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease, or for any other relief against Lessee hereunder, then all costs and expenses, including reasonable attorneys' fees, incurred by Lessor therein shall be paid by Lessee, which obligation on the part of Lessee shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgement.

(b) Should Lessor be named as a defendant in any suit brought against Lessee in connection with or arising out of Lessee's occupancy hereunder, Lessee shall pay to Lessor its costs and expenses incurred in such suit, including reasonable attorneys' fees.
(c) Lessor and Lessee covenant and agree that in any suit or proceeding arising out of, under, or by virtue of this Lease, Lessor and Lessee do hereby waive trial by jury.

16.17 Lessor's Access. Lessor and Lessor's agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting the same, showing the same to prospective purchasers, or lenders, or lessees, and making such alterations, repairs, improvements or additions to the Premises or to the building of which they are a part as may be reasonable required pursuant hereto. Lessor may at any time place on or about the Premises any ordinary “For Sale” signs and Lessor may at any time during the last 120 days of the term hereof place on or about the Premises any ordinary “For Lease” signs, all without rebate of rent or liability to Lessee. (See Addendum-Paragraph 36.)

16.18 Signs and Auctions. Lessee shall not place any sign upon the Premises or conduct any auction thereon without Lessor's prior consent. (See Addendum-Paragraph 29.)

16.19 Merger. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation hereof, or a termination by Lessor, shall not work as a merger, and shall, at the option of Lessor, terminate all or any existing subtenancies or may, at the option of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

16.20 Corporate Authority. If Lessee is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the Bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. If Lessee is a corporation Lessee shall, within thirty (30) days after execution of this Lease, deliver to Lessor a certified copy of a resolution of the Board of Directors of said corporation authorizing or ratifying the execution of this Lease.

16.21 Guarantor. In the event that there is a guarantor of this Lease, said guarantor shall have the same obligations as Lessee under Paragraphs 16.1 and 16.20 of this Lease.

16.22 Quiet Possession. Upon Lessee paying the fixed rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Lessee's part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease, including without limitation the provisions of Paragraph 16.15.

16.24 Building Costs. Lessee shall pay to Lessor, in the manner provided in the following paragraph hereof, premiums for liability, property damage, fire and other types of casualty and worker's compensation insurance (including, but not limited to, liability insurance procured by Lessor pursuant to Paragraph 8.2): all taxes levied on or attributable to the building of which the Premises forms a part (including, but not limited to, 'real property taxes' as defined in Paragraph 10.2 and 10.4); and fees for required licenses and permits.

The costs referred to in the previous subparagraph shall be paid as additional rent in monthly installments in advance, on the first day of each calendar month of the Lease term after commencement thereof (pro-rated for any fractional month). Lessor shall deliver to Lessee within sixty (60) days after the expiration of each calendar year a reasonably detailed statement showing Lessee’s share of the actual costs incurred during the preceding year. If Lessee’s payments under this Paragraph 16.24 during said preceding year exceed Lessee’s pro rata share as indicated on said statement, Lessee shall be entitled to credit the amount of such overpayment against Lessee’s pro rata share of such costs next falling due. If Lessee’s payments under this Paragraph during said preceding year were less than Lessee’s pro rata share as indicated on said statement, Lessee shall pay to Lessor the amount of the deficiency as additional rent within ten (10) days after delivery by Lessor to Lessee of said statement.

16.25 Examination Lease. Submission of this instrument for examination or signature by Lessee does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and deliver by both Lessor and Lessee. The parties hereto have executed this Lease as of the date first set forth above. The addendum attached containing Paragraphs 17-38 is incorporated as a part of this Lease. In the event of any conflict between the printed portion of the Lease and the typed Addendum, the typed Addendum provisions shall prevail.

ADDRESS:	LESSEE:

300 Rose Avenue	DIGITAL DOMAIN (a New York general partnership)
Venice, CA 90291

By: /s/ Scott Ross
Scott Ross, President

Date: July 12, 1993

LESSOR:

433 N. Camden Drive	THE RICHLAR PARTNERSHIP
Suite 820

By: /s/ Lawrence N. Field
Lawrence N . Field, General Partner

Date: July 13, 1993

17.	Rent Schedule.

Term	Base Monthly Rental
January 1, 1994 - December 31, 1994	$67,500.00
January 1, 1995 - December 31, 1995	$70,767.00
January 1, 1996 - December 31, 1996	$74,192.00
january 1, 1997 - December 31, 1997	$77,783.00
January 1, 1998 - December 31, 1998	$81,548.00
January 1, 1999 - December 31, 1999	$85,495.00
January 1, 2000 - December 31, 2000	$89,634.00
January 1, 2001 - December 31, 2001	$93,972.00
January 1, 2002 - December 31, 2002	$98,520.00
January 1, 2003 - December 31, 2003	$103,289.00

The monthly rental for the initial Lease Term only is not subject to C.P.I. increases.

18.	Lessor's Obligation - Roof Repairs.
Lessor agrees to pay for any necessary repairs to the roofs of the Premises (as to each of the four buildings listed in Paragraph 22 below) during the first six (6) months Lessee's occupancy of all or any part of each of the four buildings of which the Premises form a part, except in the case such repairs were caused by improvements made by or at the request of Lessee. Said six (6) month periods shall apply separately to each of the four buildings comprising the Premises. After the last to occur of said six (6) month periods (but in no event later than June 30, 1994) Lessee shall be fully responsible for all the roofs of the Premises.

19.	Condition of Premises.
Lessor believes, to the best of its knowledge, that the improvements comprising the Premises meet all code requirements as of the date of this Lease. Lessee shall be responsible for meeting code requirements for all alterations or renovations made by Lessee.

Lessor warrants that the HVAC and electrical systems in the Premises shall be in good working order effective upon the date of this Lease.

20.	Real Property Taxes.

Lessor states that the real property taxes for the Premises for the tax year 1992/1993 are approximately $26,000. To the extent said real property taxes increase as a result of a change in ownership or sale of the property, Lessee shall not be responsible for the payment of any portion of said increase during the first three (3) years of the Lease Term only. Thereafter, during the fourth (4th) through the tenth (10th) years of the Lease Term, Lessee shall be responsible for the payment of one-half (1/2) of said increase in real property taxes. By way of example only:

Assume a transfer of the Premises occurs in the seventeenth (17th) month of the initial term of the Lease resulting in an increase in the property taxes for the Premises in the amount of $40,000 per year. Lessee shall be required to pay all property taxes on the Premises less $40,000 per year (on an annualized basis) beginning the eighteenth (18th) month through the thirty-sixth (36th) month of the initial Lease Term only. Lessee shall be required to pay all property taxes on the Premises less $20,000 per year (on an annualized basis) beginning the thirty-seventh (37th) month through the one hundred twentieth (120th) month of the initial Lease term only. Lessee shall pay all property taxes, without any deduction, during any option period or periods following the one hundred twentieth (120th) month of the initial Lease Term.

Solely in the case of increase in real property taxes resulting from capital improvements not requested by Lessee, Lessee shall not be obligated to pay the amount of such increase attributable to such non-requested capital improvements.

21.	Operating Expenses.

Lessee shall not be responsible for the payment of any property management, administrative expenses, or any expenses occurred in marketing the Premises for sale, lease or incurred as a result of a refinancing of the Premises.

22.	Premises.

The Premises consist of four (4) buildings as listed below, built-in furniture to the extent owned by Lessor and fixtures attached thereto and located therein, parking facilities, site improvements, land and all easements and appurtenances associated therewith located on the property bounded by Rose Avenue on the north, Hampton Drive on the west, Third Avenue on the east and the property line of that building known as 350 Hampton Drive on the south. The building are more particularly described as:

Building Name	Building Name	Use	Approx. Size (Sq. Ft.)
1	Antioch	Office	16,500
2	Boathouse	Screening	4,370
3	Shipping	Shipping	4,200
4	Warehouse	Stage	42,500
		TOTAL SQ. FT.	67,570

23.	Prior Occupancy of Premises Pursuant to Sublease/Co-Occupancy.

CLessor and Lessee acknowledge that Lessee will occupy all or portion of the Premises before the January 1, 1994 commencement date of this Lease under a sublease between Lessee and the present lessee of the Premises, Chiat/Day inc. Advertising. Lessor further acknowledges that Lessee’s subsidiaries, affiliates and associates may from time to time occupy a portion of said space but such co-occupancy shall not relieve Lessee of any of its responsibilities or obligations under the Lease.

24.	Insurance.

Lessee shall reimburse Lessor in the manner set forth in the Paragraph 8 and 16.24 of the Lease for the cost of the insurance obtained by Lessor which includes property, liability and rental loss insurance. The cost of earthquake coverage obtained by Lessor shall be reimbursable by Lessee to the extent that the premiums for such earthquake coverage do not exceed $10,000 per year. Lessee may solicit competing bids for any of the insurance coverage obtained by Lessor and Lessor will permit Lessee to be the “insuring party” as defined in Paragraph 8 based upon a lower bid, expressly provided that such alternate coverage and insurer quality is equal to or better than that of the coverage provided by Lessor.

25.	Security Deposit.

Upon commencement of the Lease, Lessee shall deposit with Lessor a security deposit as follows:

1.	The sum of $103,189 in cash which shall be held by Lessor pursuant to Paragraph 5 of the Lease without the payment of interest thereon for the full term of the Lease; plus

2.
An amount equal to $155,566 shall be deposited in the form of either a cash payment (which shall bear interest at regular passbook savings account rate of City National Band, said interest to be payable upon the refund of such deposit to Lessee) or in the form of a bank irrevocable letter of credit in the amount of $155,566 subject to Lessor’s approval of the form and issuing bank of said letter of credit. Lessee shall designate to Lessor by November 30, 1993 the form in which said $155,566 portion of the security deposit shall be made. The $155,566 cash or letter of credit portion of the security deposit, as the case may be, shall be returned to Lessee at the end of the forty-eighth (48th) month of the initial term of this Lease, provided no monetary or material default exists under any of the terms of the Lease.

26.	Parking.

Lessee shall have the exclusive use of all on-site parking during the term of the Lease, as it may be extended, the charge for which is included in the base rental for the Premises.

27.	Assignment Mortgage and Subletting.

Notwithstanding anything contained in the Lease to the contrary, Lessee shall be permitted to sublease or assign all or any portion of the Premises at any time during the term of the Lease to any subsidiary or affiliate of Lessee without obtaining the prior approval or consent of Lessor. Lessee shall, however, provide to Lessor within thirty (30) days following the execution of any such sublease or assignment a copy of said documentation for Lessor’s files. In the case of any assignment or subleasing, Lessee shall remain fully liable under the terms of the Lease.

28.	Tenant Improvements.

Lessee shall accept the Premises in "as-is" condition and Lessee may make such alterations and modifications to the Premises as it requires for its initial occupancy of the Premises, provided that Lessor may provide that the Premises be returned to their original configuration to the extent that Lessee makes changes to the building exterior, windows or structural systems in performing said initial work. Landlord shall give Lessee notice six (6) months before the lease expiration of any such requirement by Lessor.

For any and all improvements constructed after the first six (6) months following Lessee's occupancy of the Premises, Lessor shall have the right to require that such later changes must also be returned to original condition by Lessee. In the case of such later improvements, Lessee shall submit plans depicting such work to Lessor at least ten (10) days prior to the proposed commencement date of the work. Prior to the commencement of any such work Lessor will confirm with Lessee whether Lessor requires the area affected by said work to be restored to original condition. In no event will Lessee be permitted to perform work which will result in the floor area of the Premises being increased without the prior written consent of Lessor, which consent may be withheld at Lessor's sole discretion.

In connection with approved subleases or assignments for a portion of the Premises pursuant to Paragraph 12 of the Lease, Lessee may subdivide the space and build out separate distinct suites with their own ingress and egress to the common areas in compliance with applicable city codes and expressly subject to Lessor's prior written approval of the plans for such improvements.

All alterations and modifications to the Premises are conditioned upon Lessee's acquiring a permit to do so from the appropriate governmental agencies, the furnishing of a copy thereof to Lessor prior to commencement of the work and the compliance of the Lessee with all conditions of said permits in a prompt and expeditious manner.

29.	Signage.

Lessee may install at Lessee's expense any such signage as may be permitted by law and no other signs may installed on the property without the approval of Lessee. Prior to the installation of any such signs, Lessee shall submit detailed plans thereof to Lessor for Lessor's prior approval which approval shall not be unreasonably withheld. During the last twelve (12) months of the lease term or in the event of default by Lessee, Lessor shall be permitted to post "For Lease" signs on or about the Premises. Lessor shall be permitted at any time to post "For Sale" signs on or about the Premises.

30.	Non-Disturbance.

With respect to any lien mortgages, deeds of trust or ground leases entered into by and between Lessor and any such mortgagee and/or any beneficiary of any deed of trust or other such ground lease granted by Lessor (collectively referred to as “Lessor's Mortgagee”), Lessor shall secure and deliver to Lessee a non-disturbance agreement reasonably acceptable to Lessor and Lessee from and executed by Lessor's Mortgagee for the benefit of Lessee.

31.	Lessee's Access to Premises.

Lessee shall have access to the Premises seven (7) days per week, twenty-four (24) hours per day except for third party interruptions which are beyond the reasonable control of Lessor.

32.	Hazardous Materials.

Lessor warrants and represents to Lessee that, to the best of Lessor’s knowledge, which “knowledge” is limited to the personal knowledge of Lawrence N. Field, and without independent inquiry, there are no “Hazardous Substances” (defined below) in, on, under or about the Premises. Lessor shall indemnify and hold harmless Lessee, its partners and subsidiaries, and all of their respective directors, officers, employees, agents, successors, attorneys and assigns from and against any loss, damage, cost, expense or other liability (including, without limitation, clean-up costs and reasonable attorneys’ fees and costs) directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, discharge, disposal or presence of any Hazardous Substance(s) in, on, under or about the Premises (i) at any time prior to the commencement of the term of this Lease, and (ii) at any time, to the extent attributable to Lessor and/or Lessor’s employees, invitees, customers, agents, contractors or any other person in or about the Premises on behalf of, or at the instruction of, Lessor. Lessee shall indemnify and hold harmless Lessor, its partners and subsidiaries and all of its employees, agents, successors, attorneys and assigns, from and any loss damage, cost, expense and reasonable attorneys’ fees and costs directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, discharge, disposal or presence of any Hazardous Substance(s) in, on, under or about the Premises at any time during the term of the Lease or during the Period of Lessee’s occupancy of any part of the Premises, to the extent attributable to Lessee and/or Lessee’s employees, invitees, customers, agents, contractors or any other person in or about the Premises on behalf of, or at the instructions of Lessee.

As used herein, Hazardous Substances shall include but not be limited to asbestos, lead, petroleum, explosives, radioactive materials, chemicals known to cause cancer or reproductive toxicity, and substances defined as “hazardous substances”, “hazardous materials”, “toxic substances” or bearing similar or analogous definitions in the Comprehensive Environmental Response, Compensation Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as now or hereinafter amended (“CERCLA”), the Resource Conservation and Recover Act, 42 U.S.C. Section 6901, et seq., as now or hereafter amended, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as now or hereafter amended, the Clean Water Act, 33 U.S.C. Section 1251, et seq., as now or hereafter amended, the Clean Air Act, 42 U.S.C. Section 7901, et seq., as now or hereafter amended, the Toxic Substances Control Act, 15 U.S.C. Section 2601 through 2629, as now or hereafter amended, the Safe Drinking Water Act, 42 U.S.C. Section 300f through 300j, as now or hereafter amended, the Carpenter-Presley-Tanner Hazardous Substance Account Act, Section 25300, et seq., of the California Health and Safety Code, Division 20, Chapter 6.8, the Hazardous Waste Control Law, Section 25100, et seq., of the California Health and Safety Code, Division 20, the Safe Drinking Water and Toxic Enforcement Act of 1986, Section 25249.2, et seq., of the California Health and Safety Code, Division 20, the California Water Code, and any similar federal, state, and local laws and ordinances and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto.

33.	Options to Extend Term.

Lessor hereby grants Lessee two (2) successive options to extend the term of this Lease for five (5) year periods each (the “Option Period”) commencing January 1, 2004 and terminating December 31, 2008 in the case of the First Option and commencing January 1, 2009 and terminating December 31, 2013 in the case of the Second Option. The rental payable at commencement date of each Option Period shall be at the greater of (1) 95% of the then Fair Market Rental Value for the Premises (as defined below) or (2) (in the case of the First Option) the rental payable for the one hundred twentieth (120th) month of initial term of the Lease as adjusted by the change in the Consumer Price Index set forth in Paragraph 4.1(a) of the Lease from the commencement date of the Lease to the commencement date of the First Option and (in the case of the Second Option) the rental payable for the sixtieth (60th) month of the First Option term. Commencing at the beginning of the second year of each Option Period and annually thereafter, the rental shall be increased as provided for in Paragraph 4.1 of the Lease using the month of December, 2003 as the Base Index for the First Option and the month of December, 2008 as the Base Index for the Second Option.

“Fair Market Value” shall mean the rent the Premises could be rented for on the open market based upon a survey of comparable office buildings and industrial buildings improved with not less than fifty percent (50%) office space on Main Street from Pico Boulevard on the north to Brooks Avenue on the south. Fair Market Rental Value shall also take into consideration the fact that on-site parking for the Premises is including in the Base Rent payments. Lessor shall notify Lessee of Lessor’s determination of Fair Market Rental Value no less than thirty (30) days prior to the proposed commencement date of each Option. If Lessee objects to Lessor’s opinion of Fair Market Rent, then within ten (10) days after receipt of Lessor’s notice, Lessee shall notify Lessor of Lessee’s opinion of the Fair Market Rent for the Premises and the parties shall, for thirty (30) days after Lessor’s receipt of Lessee’s opinion, negotiate in good faith to reach agreement on such Fair Market Rent. If Lessee fails to give such notice, Lessor’s determination of Fair Market Rent shall be conclusive.

If Lessor and Lessee fail to agree on the Fair Market Rent for the Premises within the thirty (30) day negotiation period, then they shall each promptly appoint an appraiser familiar with the geographic area in which the Premises are located, who shall determine such Fair Market Rent. If two appraisers are appointed, they shall promptly meet in an effort to agree upon the Fair Market Rent. If, on or before sixty (60) days following their appointment, the two appraisers cannot agree, then they shall mutually appoint a third appraiser. The third appraiser shall, in not more than forty-five (45) days following such appointment, deliver its opinion of the Fair Market Rent. The final determination of Fair Market Rent shall be the arithmetic average of the two appraisals of Fair Market Rent which are closest to each other; the remaining appraisal shall be ignored and not used to determine such Fair Market Rent.

Lessor and Lessee shall each pay the cost of its own appraiser and one half of the cost of the third, if any. Each appraiser shall be a member of either the Appraisal Institute (MAI) or the American Society of Appraisers (ASA), shall have at least five years’ experience in the appraisals of commercial real property, and shall follow appraisal procedures approved by the MAI.

Notice of Lessee’s exercise of this Option to Extend shall be given to Lessor at least fifteen (15) months and not more than eighteen (18) months prior (i) to the expiration date of the initial term of this Lease (in the case of the First Option) or (ii) the expiration date of the First Option Period (in the case of Second Option).

Notwithstanding the foregoing, if Lessee is in default upon the Option notice dates, then the Option notice shall at the option of the Lessor be null and void and of no effect. It shall be further a condition of the effectiveness of Lessee’s Notice of Intent to exercise the Second Option that Lessee shall have validly exercised the First Option.

34.	Right of First Negotiation.

Should Lessor decide to sell the Premises during the term of this Lease, Lessor shall first offer the Premises to Lessee for a thirty (30) day exclusive negotiation period at a sales price, net of sales commission, and upon all the other material terms and conditions at which Lessor plans to market the Premises for sale. If a written purchase agreement acceptable to both parties does not result from said negotiation at the end of the thirty (30) day negotiation period, Lessor shall be free to sell the Premises to a third party (or to remove the Premises from the market for sale). If Lessor subsequently decides to reduce the offering price by 5% or more, Lessor shall then re-offer the Premises to Lessee for a ten (10) day exclusive negotiation period at the new offering price.

35.	Right of First Refusal to Lease Additional Space.

Lessor grants to Lessee a fifteen (15) day right of first refusal to lease additional space in the buildings adjacent to the Premises owned by Lessor or its affiliates located in Venice, California. This right of first refusal to lease additional space is not applicable to any renewals or additional space taken by any existing tenants occupying space in said adjacent buildings.

36.	Lessor's Access.

Supplementing Paragraph 16.17, but notwithstanding anything to the contrary contained in the Lease, Lessor's right of access to the Premises shall be subject (except upon occasions when entry shall be required by emergency circumstances) to Lessor giving Lessee reasonable prior notice of any such entry by Lessor arid to Lessee's reasonable right to preserve areas of the Premises as are security areas in the operation of Lessee's business from such showing and such work to the extent that the parameters of such security areas have theretofore been clearly indicated by Lessee to Lessor. Further, in the event Lessor erects any such “For Lease” signs, Lessee shall have the right (subject to the provisions of Paragraph 29) to erect its own sign indicating that Lessee will be moving to another location.

37.	Permits, Licenses and Fees.

Lessee shall be fully responsible for the payment of any and all fees, including but not limited to the cost of all permits and licenses required as a result of tenant improvement work being performed by Lessee and/or as a result of Lessee’s occupancy of the Premises.

38.	Attorneys’ Fees.

Supplementing Paragraph 16.16, in the event that legal action arises out of nay dispute connected with this Lease, if Lessee is the prevailing party therein, Lessee shall then be entitled to reasonable attorney’s fees and court costs.

AGREED AND ACCEPTED:

LESSOR:	LESSEE:

THE RICHLAR PARTNERSHIP	DIGITAL DOMAIN
(a California general partnership)	(a New York general partnership)

By: /s/ Lawrence N. Field	By: /s/ Scott Ross
Lawrence N. Field, General Partner	Scott Ross, President

Date: July 13, 1993	Date: July 12, 1993

AMENDMENT NO 1 TO LEASE DATED JULY 12, 1993 BY AND BETWEEN THE RIHLAR PARTNERSHIP (A CALIFORNIA GENERAL PARTNERSHIP), AS LESSOR, AND DIGITAL DOMAIN, INC. (A DELAWARE CORPORATION), AS LESSEE, FOR THE PREMISES LOCATED AT 300 ROSE AVENUE AND 320 HAMPTON DRIVE, VENICE, CALIFORNIA.

1.	Lease Extension.

Pursuant to Paragraph 3.1 of the Lease, the lease term shall be extended for a five (5)- year period commencing January 1, 2004 and expiring December 31, 2008 (hereinafter referred to as “Extension Period”).

2.	Rent Schedule.

Lessee shall pay Lessor base monthly rent during the Extension Period as follows:

Term	Base Monthly Rent
January 1, 2004 to December 31, 2005	$103,382.00
January 1, 2006 to December 31, 2007	$106,085.00
January 1, 2008 to December 31, 2008	$109,463.00

3.	Base Rental Abatement.

Lessee’s base monthly rent shall be waived for the months of December 2002 and May 2003. Lessee shall be required to pay its operating expense payment for real estate taxes and insurance for these months.

4.	Option to Extend.

Lessor hereby grants to Lessee an Option to Extend the term of this Lease for one (1) five (5) year period commencing upon the expiration of the Extension Period upon the following terms and conditions:
a.	Lessee shall give Lessor written notice of its intent to exercise the Option at least twelve (12) months prior to the expiration of the Extension Period.
b.
Both at the time of giving the notice of its intent to exercise its Option and at the time any agreement pursuant to such notice is entered into, Lessee shall occupy the entire Premises and shall not be in default, nor have been in default during the lease term.

c.	In the event Lessee elects to exercise this Option, the base rental during the option period shall be as follows:

Term	Base Monthly Rent
January 1, 2009 to December 31, 2009	$109,463.00
January 1, 2010 to December 31, 2011	$112,842.00
January 1, 2012 to December 31, 2013	$116,220.00

d.	This Option is expressly personal to Lessee and may not be assigned or otherwise transferred.

5.	Except for the above modifications, all other terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect.

AGREED AND ACCEPTED:

LESSOR:	LESSEE:

THE RIHLAR PARTNERSHIP	DIGITAL DOMAIN
(a California general partnership)	(a New York general partnership)

By: THE RICHLAR PARTNERSHIP, General Partner

By: CARMELITA R.E. INVESTMENTS, INC.,

By: /s/ Lawrence N. Field	By: /s/ Scott Ross
Lawrence N. Field, General Partner	Scott Ross, President

Date: October 23, 2002	Date: October 21, 2002